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                                                  Exhibit 10(c)

                         PROMISSORY NOTE


$178,750.00                                     September 30, 1997


I, James F. Duffy, for value received promise to pay to St. Paul Fire and Marine Insurance Company ("St. Paul") or order at St. Paul, Minnesota the sum of One Hundred Seventy-Eight Thousand Seven Hundred Fifty and no Dollars with interest from the date of this Promissory Note until paid, at the rate to be determined for the first 6 months of each calendar year by using the U.S. Department of Treasury short-term applicable federal rate for demand loans as of the first business day of January and the rate to be determined for the last 6 months of each calendar year by using the U.S. Department of Treasury short-term applicable federal rate for demand loans as of the first business day of June.

This Promissory Note is payable on demand and, in all events, shall be due and payable on February 15, 2001. Payments shall be made in installments according to the following schedule:

     February 15, 1998        Principal of $48,750 plus interest
                              computed at the above-described rate.

     February 15, 1999        Principal of $48,750 plus interest
                              computed at the above-described rate.

     February 15, 2000        Principal of $48,570 plus interest
                              computed at the above-described rate.

     February 15, 2001        Remainder of outstanding balance
                              plus all accrued interest.

Should interest not be paid when due, it shall bear interest at the same rate as the principal.

If I am in default, the holder of this Promissory Note may send me written notice telling me if I do not pay the overdue amount by a certain date, at least 30 days after the date on which the notice is delivered or mailed to me, I may be required to pay immediately the full amount of principal which has not been paid and all the interest that I owe on that amount.

In the event I voluntarily terminate my employment with St. Paul
Fire and Marine Insurance Company and its affiliated companies prior to the payment in full of the loan, at the option of St.
Paul the outstanding balance plus accrued interest shall immediately become due and payable.

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In the event of involuntarily termination of my employment with
St. Paul Fire and Marine Insurance Company or an affiliated company, at the option of St. Paul the outstanding balance plus accrued interest shall immediately become due and payable.

Even if, at a time when I am in default, the holder of this Promissory Note does not require me to pay immediately in full as described above, the holder will still have the right to do so if I am in default at a later time.

This Promissory Note is governed by the laws of the State of Minnesota.

I waive the right of presentment requiring the holder of this Promissory Note to demand payment of amounts due.



                                            /s/  James F. Duffy 11/19/97
                                           -----------------------------
                                                 James F. Duffy